EXHIBIT 99.1

Fastenal Company Announces Stock Repurchase Program

WINONA, Minn., July 10, 2009 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST) announced today that its board of directors has authorized purchases by the company of up to 2,000,000 shares of its common stock in transactions on The NASDAQ OMX Market or otherwise. This authorization replaces any unused authorization previously granted by the board of directors. Fastenal Company has approximately 149 million shares of common stock outstanding.

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; and metals, alloys and materials.

As of June 30, 2009, Fastenal operated 2,350 stores in the United States (all 50 states), Canada (all provinces), Puerto Rico (multiple), Mexico (14 states), Singapore (one location), Netherlands (one location), and China (one location) selling to the general public. The Company operates 14 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com. FAST-G

CONTACT:  Fastenal Company
          Darin Pellegrino, Controller
          507.454.5374